UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2009

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Statements

Notification of Late Filing on Form 12b-25

On March 2, 2009, WellCare Health Plans, Inc. (the “Company”) filed a Notification of Late Filing on Form 12b-25 with the United States Securities and Exchange Commission to report that it will not timely file its Annual Report on Form 10-K for the year ended December 31, 2008.  The Form 12b-25 included the following narrative:

“The Annual Report on Form 10-K of WellCare Health Plans, Inc. (referred to in this Form 12b-25 as “we,” “our,” “us,” or the “Company”) for the year ended December 31, 2008 (the “2008 10-K”), could not be filed timely with the U.S. Securities and Exchange Commission (the “SEC”) in light of the circumstances described below.

Background

As previously disclosed, on October 24, 2007, certain federal and state agencies executed a search warrant at our headquarters in Tampa, Florida.  Our Board of Directors (the “Board”) formed a special committee (the “Special Committee”) comprised of independent directors to, among other things, investigate independently and otherwise assess the facts and circumstances raised in any federal or state regulatory or enforcement inquiries (including, without limitation, any matters relating to accounting and operational issues) and in any private party proceedings, and develop and recommend remedial measures to the Board for its consideration.  The Special Committee and the Company are cooperating fully with federal and state regulators and enforcement officials in these matters.  The Special Committee’s review is ongoing and we cannot provide assurances as to when it will be completed.

Upon consideration of certain issues identified in the Special Committee investigation and after discussions with management and our independent registered public accounting firm, the Audit Committee of the Board (the “Audit Committee”) recommended to the Board, and the Board thereafter concluded, that we should restate our previously issued consolidated financial statements for the years ended December 31, 2004, 2005 and 2006, including the quarterly periods contained therein, and the three-month period ended March 31, 2007 and the three- and six-month periods ended June 30, 2007, which were included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “2007 10-K”) that we filed with the SEC on January 26, 2009.

The filing of our 2008 10-K is delayed due to, among other things, the delay in completing and filing our 2007 10-K.  For additional information regarding these matters, please refer to our 2007 10-K and Quarterly Reports on Form 10-Q for each of the periods ended March 31, 2008, June 30, 2008 and September 30, 2008 (collectively, the “2008 Form 10-Qs”).

Anticipated Significant Changes in Results of Operations

Although the Company is currently unable to file its 2008 10-K, it anticipates that it will experience significant changes in its results of operations from the corresponding period for
the last fiscal year to be reflected by the earnings statements to be included in such report when ultimately filed.   The Company is still completing its financial statements for the year ended December 31, 2008, and it is unable to determine additional amounts, if any, that may need to be recorded.  However, the Company’s preliminary financial results indicate the following:

Membership and Anticipated Changes

As reflected in the following table, which is organized by segment and line of business, the Company’s total membership as of December 31, 2008 is expected to increase from the prior year period.

	December 31,
	2008	2007
Medicaid
TANF	1,039,000	927,000
S-CHIP	164,000	203,000
SSI	75,000	72,000
FHP	22,000	30,000
	1,300,000	1,232,000

Medicare
MA	246,000	158,000
PDP	986,000	983,000
	1,232,000	1,141,000

Total	2,532,000	2,373,000

•
Premium revenue is expected to increase by approximately $1.2 billion, or 22%, in the year ended December 31, 2008 compared to the prior year period.  Membership growth accounted for most of the change, primarily as a result of continued growth in the Medicare private fee-for-service business that was launched in 2007 and the Company’s other Medicare Advantage products.  The remaining increase in our year-over-year premium revenue is attributable to increased rates in some of our lines of business or markets.

•
Medical benefits expense is expected to increase by approximately $1.3 billion, or 31%, in the year ended December 31, 2008 compared to the prior year period.  Membership growth accounted for most of the increase, which was largely due to the growth of our private fee-for-service membership in 2008.  The demographic mix of our members and overall increased utilization patterns and costs also contributed to the balance of the increase in the year over year period.

Since the Company did not file its 2007 10-K timely, a favorable adjustment to medical benefits payable and medical benefits expense to reflect the difference between actual claims paid and its original actuarially determined estimate of approximately $93 million was recorded in the year ended December 31, 2007.  Conversely, during the year ended December 31, 2008, the Company was not able to review substantially complete claims information.  Therefore, the Company recorded its medical benefits payable and medical benefits expense by estimating its incurred, but not reported claims using industry actuarial methods.  The recording of the accrual, without the off-setting benefit of the favorable development that otherwise would have been recorded in 2008 if we had timely filed our 2007 10-K, resulted in an increase in our medical benefits ratio (“MBR”), the ratio of our medical benefits expense to the premiums we receive, of approximately 1.4% in 2008.  MBRs for the years ended December 31, 2008 and 2007 were 85.3% and 79.4%, respectively.  Absent the adjustment that was recorded in 2007 for the favorable medical benefits development, our MBRs would have been 83.9% and 81.2% for the years ended December 31, 2008 and 2007, respectively.

•
Investment and other income is expected to decrease by approximately $47 million, or 55%, in the year ended December 31, 2008 compared to the prior year period.  The decrease is partially attributable to the non-recurring gain from the settlement of a legal matter in the amount of $9 million which was recorded in 2007.  A similar gain did not occur in the current year period.  The remaining change is expected to be a result of a lower interest rate environment, coupled with an overall decrease in invested assets.

•
Selling, general and administrative expense is expected to increase by approximately $167 million, or 22%, in the year ended December 31, 2008 compared to the prior year period.  Administrative expenses associated with, or consequential to, the government and Special Committee investigations, including legal fees, consulting fees, employee recruitment and retention costs, and similar expenses were approximately $103 million and $21 million in the year ended December 31, 2008 and 2007, respectively.  The remaining increase was due to increased spending necessary to support our membership growth.  Our selling, general and administrative expense to revenue ratio was 14.3% and 14.2% for the years ended December 31, 2008 and 2007, respectively.

•
Income tax is expected to decrease by approximately $147 million, or 91%, in the year ended December 31, 2008 compared to the prior year period.  The effective tax rate was approximately 58% and 43% in the years ended December 31, 2008 and 2007, respectively.  The increase in the effective tax rate is expected to be attributable to the non-deductibility of certain compensation costs related to senior management changes in 2008, and state taxes, partially off-set by the benefit of tax exempt income.

•
Net income is expected to decrease by approximately $206 million, or 95%, in the year ended December 31, 2008 compared to the prior year period.  The decrease is primarily due to the increase in MBR, as medical benefits expense grew at a faster pace than premium revenues during the year ended December 31, 2008 and the increase in selling, general and administrative expenses associated with, or consequential to, the government and Special Committee investigations during the year.

Goodwill

The Company is completing its process to review its goodwill and other intangible assets to determine if there was an impairment as of December 31, 2008.  It is possible that an impairment has occurred, but the Company has not yet been able to quantify the impact of any such impairment, if one is deemed to have occurred, on its financial statements.  However, if there is an impairment, the impact could be material, possibly even resulting in a full year net loss.

In addition to the anticipated significant changes noted above, there may be other significant changes in the Company’s results of operations that have not yet been identified as of the date of this report when the Company subsequently files its 2008 10-K.  Consequently, there may be additional significant changes not yet identified when comparing its results of operations for 2007 and 2008.”

Press Release Regarding 2008 Form 10-Qs

On March 2, 2009, the Company issued a press release announcing the filing of 2008 quarterly reports on Forms 10-Q.  A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

* * *

The information furnished herewith pursuant to Item 2.02 of this Current Report shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.                               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Document

99.1	Press release of the Company dated March 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2009	WELLCARE HEALTH PLANS, INC. /s/ Thomas Tran Thomas Tran Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Document

99.1	Press release of the Company dated March 2, 2009.